Exhibit 99.1

NEWS FROM

Media Contact	February 2, 2006

Andy Brimmer, 205-410-2777

HEALTHSOUTH ANNOUNCES PLANS TO PREPAY EXISTING INDEBTEDNESS

AND LAUNCH RECAPITALIZATION TRANSACTION

Birmingham, Ala. - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced its intent to prepay substantially all existing indebtedness with proceeds from a proposed series of recapitalization transactions. The recapitalization will include $2.55 billion of senior secured credit facilities and a $1.3 billion senior unsecured interim loan. The Company anticipates refinancing the $1.3 billion senior unsecured interim loan in the first or second quarter of 2006 through an issuance of predominantly debt securities, as well as equity securities.

“This is another major milestone in HealthSouth’s efforts to put our past behind us,” said HealthSouth President and CEO Jay Grinney. “The proposed capital structure will provide us with the flexibility necessary to manage our debt while implementing our plans for future growth.”

HealthSouth Chief Financial Officer John Workman added, “We believe the proposed new capital structure is a significant first step toward addressing our balance sheet issue. It allows us to better execute on key operational initiatives, address the changing regulatory environment, take advantage of the strong capital market conditions, and maximize pre-payable debt to allow for future de-leveraging.”

In connection with the recapitalization, HealthSouth will announce a cash tender offer to purchase all $2.03 billion of outstanding senior notes and $319 million senior subordinated notes. The Company also announced it is requesting amendments to its $200 million senior unsecured term loan and $355 million senior subordinated term loan credit agreements to, among other things, allow for the prepayment of each of these term loans, which the company also intends to prepay along with its other indebtedness.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc., and Merrill Lynch & Co. will be joint lead arrangers and joint bookrunners for the $2.55 billion senior secured credit facilities and Merrill Lynch & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. will be joint bookrunners for the $1.3 billion senior unsecured interim loan. Deutsche Bank Securities Inc., Goldman, Sachs & Co., and Wachovia Capital Markets, LLC. will be co-managers for the senior secured credit facilities and the senior unsecured interim loan.

About HealthSouth

HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigation by the Department of Justice into HealthSouth’s financial reporting and related activity calling into question the accuracy of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully refinance its existing indebtedness as it becomes due; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2004.

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